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                                                                     EXHIBIT 8.2


October 29, 1999



Board of Directors
Security Financial Bancorp, Inc.
9321 Wicker Avenue
St. John, Indiana  46373

Board of Directors
Security Federal Bank, a Federal Savings Bank
9321 Wicker Avenue
St. John, Indiana 46373

Re: Indiana Franchise Tax Consequences of the Conversion of Security Federal Bank, a Federal Savings Bank from a Federally-Chartered Mutual Savings Bank to a Federally-Chartered Stock Savings Bank and the Offer and Sale of Common Stock of Security Financial Bancorp, Inc. (the "Conversion")

To the Members of the Board of Directors:

In accordance with your request, we render our opinion relating to the Indiana franchise tax consequences of the proposed conversion of Security Federal Bank, a Federal Savings Bank.

Statement of Facts
------------------

The facts and circumstances surrounding the proposed charter conversion are quite detailed and are described at length in the Plan of Conversion. However, a brief summary of the proposed plan of conversion is as follows:

Security Federal Bank, a Federal Savings Bank (the "Bank") is a federally-chartered mutual savings bank. As a mutual savings bank, the Bank has no authorized stock. For what are stated to be valid business reasons, the Bank wishes to amend its charter to permit it to continue operations in the form of a federally-charted stock savings bank ("the Converted Bank"). The fair market value of Converted Bank deposit accounts received by the Bank's deposit account holders will be equal to the fair market value of the Bank deposit accounts surrendered as a result of the conversion process. In connection with the proposed charter conversion, the Converted Bank will become a wholly-owned subsidiary of Security Financial Bancorp, Inc. (the "Holding Company"), a newly organized Delaware corporation.
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Board of Directors
Security Financial Bancorp, Inc.
Security Federal Bank, a Federal Savings Bank

October 29, 1999
Page 2

Opinion
-------

You have provided us with a copy of the federal income tax opinion of the proposed transaction prepared by Muldoon, Murphy & Faucette, L.L.P., dated October 29, 1999 (the "Federal Tax Opinion") in which they have opined, inter alia, that the transaction will be a transaction described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

Our opinion regarding the Indiana franchise tax consequences is based on the facts and incorporates the capitalized terms contained in Federal Tax Opinion. Our opinion on the Indiana franchise tax consequences assumes that the final federal income tax consequences of the proposed transaction will be those outlined in the Federal Tax Opinion.

Should it finally be determined that the facts and the federal income tax consequences are not as outlined in the Federal Tax Opinion, the Indiana franchise tax consequences and our Indiana tax opinion will differ from what is contained herein. Our opinion is based on the current Indiana tax law which is subject to change.

Our opinion adopts and relies upon the facts, assumptions, and conclusions as set forth in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the Indiana franchise tax consequences of the proposed transaction.

(1) No gain or loss shall be recognized by the Bank or the Converted Bank as a result of the conversion. (Section 6-5.5-1-2(a) of the Indiana Code)

(2) No gain or loss will be recognized by the Converted Bank or the Holding Company upon the receipt by the Converted Bank of money from the Holding Company in exchange for shares of the Converted Bank's capital stock or by the Holding Company upon the receipt of money from the sale of its common stock. (Section 6-5.5-1-2(a) of the Indiana Code)

(3) The basis of the Bank's assets in the hands of the Converted Bank will be the same as the basis of those assets in the hands of the Bank immediately prior to the transaction. (Section 6-5.5-1-2(a) of the Indiana Code)

(4) The Converted Bank's holding period of the assets of the Bank will include the period during which such assets were held by the Bank prior to the conversion. (Section 6-5.5-1-2(a) of the Indiana Code)

(5) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights. [Section 6-3-1-3.5(a) of the Indiana Code]

(6) A depositor's basis in the savings deposits of the Converted Bank will be same as the basis of his savings deposits in the Bank. The basis of the interest in the liquidation account of the Converted Bank received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property; i.e., the fair market value of the propriety interest in the Bank, which in this transaction we assume to be zero. The basis of the Holding Company's common stock to its stockholders will be the purchase price thereof plus the basis, if any, of nontransferable subscription rights. Accordingly, assuming the nontransferable subscription rights have no value, the basis of the common stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. [Section 6-3-1-3.5(a) of Indiana Code]

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Board of Directors
Security Financial Bancorp, Inc.
Security Federal Bank, a Federal Savings Bank

October 29, 1999
Page 3


The above opinions are effective to the extent that the Bank is solvent. No opinion is expressed about the tax treatment of the transaction if the Bank is insolvent. Whether or not Mutual is solvent will be determined at the end of the taxable year in which the transaction is consummated.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Indiana Code and Tax
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Board of Directors
Security Financial Bancorp, Inc.
Security Federal Bank, a Federal Savings Bank

October 29, 1999
Page 4

Regulations which may also be applicable thereto, or to the tax treatments of any conditions existing at the time of, or effects resulting from the transaction which are not specifically covered by the opinions set forth above.

If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the affect on the Indiana franchise tax consequences, if any.


We consent to the inclusion of this opinion as an exhibit to the Form AC Application for Conversion of the Bank and the references to and summary of this opinion in such Application for Conversion. We also consent to the inclusion of this opinion as an exhibit to the Form SB-2 Registration Statement and the Form H-(e)1-S Application of Security Financial Bancorp, Inc. and the references to and summary of this opinion in both the Form SB-2 and the Form H-(e)1-S.

Very truly yours,


/s/ Crowe, Chizek and Company LLP
Crowe, Chizek and Company LLP